EX-99.14.h

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated June 9, 2023, relating to the financial statements and financial highlights, which appears in Delaware Ivy Large Cap Growth Fund, Delaware Ivy Mid Cap Growth Fund, Delaware Ivy Small Cap Growth Fund, Delaware Ivy High Income Fund, Delaware Ivy Global Growth Fund, Delaware Global Equity Fund II (formerly known as Delaware Global Value Equity Fund), Delaware International Equity Fund II (formerly known as Delaware Ivy International Value Fund) and Delaware Ivy International Core Equity Fund’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 17, 2024